EXHIBIT 21
                              List of Subsidiaries


Bronco Coal Co., an Arizona corporation
Bronco Emerging Technologies, Co., an Arizona corporation
Bronco Green Power Co., an Arizona corporation
Bronco Coal Company, an Utah corporation